EXHIBIT 10.43

March 1, 2021

Lee Meiner

Dear Lee:

We are pleased to confirm the following updates to the terms of your employment with Vince, LLC (“Vince” or the “Company”), effective immediately:

Base Compensation

Effective September 28, 2020, your annual base salary shall be $400,000.

All other terms of your employment shall remain the same pursuant to the employment letter (the “Employment Agreement”), dated May 23, 2019 and accepted by you on May 27, 2019, including the at-will nature of your employment.  In the event of inconsistency between the terms of this letter and the Employment Agreement, the terms of this letter shall govern.

I look forward to your continued success!

[Signature page to follow.]

500 5th Avenue, 20th Floor NYC 10110

Sincerely,

/s/ David StefkoMarch 18, 2021

David StefkoDate

Interim Chief Executive Officer and Chief Financial Officer

Agreed & Acknowledged

/s/ Lee MeinerMarch 1, 2021

Lee MeinerDate

500 5th Avenue, 20th Floor NYC 10110